Filed pursuant to Rule 424(b)(3)

Registration No. 333-256998

PROSPECTUS SUPPLEMENT NO. 8

(To Prospectus Dated June 21, 2021)

AbCellera Biologics Inc.

12,000,000 Common Shares

This prospectus supplement no. 8 supplements the prospectus dated June 21, 2021, relating to the offering and resale of up to 12,000,000 common shares, no par value per share, to be sold by the selling shareholders identified in the prospectus.

This prospectus supplement incorporates into the prospectus the information contained in the attached Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on June 21, 2021.

You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

Our securities are currently trading on the Nasdaq Global Select Market under the stock symbol ABCL.

You should carefully consider matters discussed under the caption “Risk Factors” beginning on page 5 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 6, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________________________________________

FORM 8-K

__________________________________________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 2, 2021

__________________________________________________

ABCELLERA BIOLOGICS INC.

(Exact name of registrant as specified in its charter)

__________________________________________________

British Columbia	001-39781	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2215 Yukon Street Vancouver, BC	V5Y 0A1
(Address of registrant’s principal executive office)	(Zip code)

(604) 559-9005

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

__________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common shares	ABCL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01 Other Events.

On December 2, 2021, AbCellera Biologics Inc. (the “Company”), issued a press release titled “AbCellera Announces the Appointment of Neil Aubuchon as Chief Commercial Officer.” A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release issued by AbCellera Biologics Inc. on December 2, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 3, 2021	ABCELLERA BIOLOGICS INC.

	By:	/s/ Carl L. G. Hansen
Carl L. G. Hansen, Ph.D.
Chief Executive Officer and Director (Principal Executive Officer)

Exhibit 99.1

AbCellera Announces the Appointment of Neil Aubuchon as Chief Commercial Officer

12/02/2021

VANCOUVER, British Columbia, December 2, 2021 – AbCellera (Nasdaq: ABCL), a technology company with a centralized operating system for next-generation antibody discovery, announced today the appointment of Neil Aubuchon as Chief Commercial Officer (CCO). Mr. Aubuchon brings over 20 years of experience in strategic planning, operations, and leadership for global biopharmaceutical companies, including tenures at Amgen and Eli Lilly and Company (Lilly). As Chief Commercial Officer, Mr. Aubuchon will lead the commercial strategy and assessment of partnership opportunities to optimize the value of AbCellera’s growing portfolio of royalty positions in the next generation of antibody-based therapies.

“AbCellera is selective in partnering and evaluates potential programs from the perspective of targets, teams, technical feasibility, and market opportunity,” said Carl Hansen, Ph.D., CEO and President of AbCellera. “Neil brings significant commercial experience and a unique perspective for evaluating partnership opportunities. We welcome him to our team, and believe his skills will be invaluable as we continue to expand our business and evolve our deal structures.”

“AbCellera has established a powerful technology for antibody drug discovery that can quickly translate scientific discovery into new therapies,” said Mr. Aubuchon. “Their technology leadership and market position provide an exciting foundation from which to grow the business. I am excited to join AbCellera, and I look forward to leading efforts that will ultimately result in treatments for patients in need.”

Prior to joining AbCellera, Mr. Aubuchon was the Global Marketing Lead for Amgen's General Medicine early portfolio. In this role, he was responsible for developing the integrated strategy for Amgen's non-oncology therapeutic areas and leading commercial strategy for more than 10 biologics, as well as several high profile corporate initiatives. Prior to Amgen, Mr. Aubuchon was the Vice President of Global Marketing at Santen, a global ophthalmology-focused pharmaceutical company. Mr. Aubuchon previously spent nearly 17 years at Lilly in various commercial roles including, Chief Marketing Officer in Australia, Chief Marketing Officer in Japan, Head of Strategy & Operations for Lilly Bio-Medicines Globally, and Vice President of Lilly Bio-Medicines in Japan.

About AbCellera Biologics Inc.

AbCellera is a technology company that searches, decodes, and analyzes natural immune systems to find antibodies that its partners can develop into drugs to prevent and treat disease. AbCellera partners with drug developers of all sizes, from large pharmaceutical to small biotechnology companies, empowering them to move quickly, reduce cost, and tackle the toughest problems in drug development. For more information, please visit www.abcellera.com.

AbCellera Forward-looking Statements

This press release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. All statements contained in this release other than statements of historical fact are forward-looking statements, including statements regarding our ability to develop, commercialize and achieve market acceptance of our current and planned products and services, our research and development efforts, and other matters regarding our business strategies, use of capital, results of operations and financial position, and plans and objectives for future operations.

In some cases, you can identify forward-looking statements by the words “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements. These risks, uncertainties and other factors are described under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in the documents we file with the Securities and Exchange Commission from time to time. We caution you that forward-looking statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. As a result, the forward-looking statements may not prove to be accurate. The forward-looking statements in this press release represent our views as of the date hereof. We undertake no obligation to update any forward-looking statements for any reason, except as required by law.

Source: AbCellera Biologics Inc.

Inquiries

Media: Jessica Yingling, Ph.D.; media@abcellera.com, +1(236) 521-6774

Business Development: Neil Berkley; bd@abcellera.com, +1(604) 559-9005

Investor Relations: Melanie Solomon; ir@abcellera.com, +1(778) 729-9116

5